                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Rural/Metro Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (2)  Form, Schedule or Registration Statement No.:

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

                            RURAL/METRO CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 13, 2000

                            ------------------------

     The Annual Meeting of Stockholders of Rural/Metro Corporation, a Delaware corporation, will be held at 10:00 a.m. (local time), on December 13, 2000, at our corporate headquarters at 8401 East Indian School Road, Scottsdale, Arizona, for the following purposes:

     1. To elect two directors for three-year terms expiring in 2003.

     2. To approve an amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock that may be purchased pursuant to the plan from 450,000 to 1,150,000 shares.

     3. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending June 30, 2001.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on October 16, 2000 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                          Sincerely,

                                          /s/ Louis G. Jekel
                                          Louis G. Jekel
                                          Secretary

Scottsdale, Arizona
November 8, 2000

                            RURAL/METRO CORPORATION
                          8401 EAST INDIAN SCHOOL ROAD
                           SCOTTSDALE, ARIZONA 85251

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                            VOTING AND OTHER MATTERS

GENERAL

     The enclosed proxy is solicited on behalf of Rural/Metro Corporation, a Delaware corporation, by our board of directors for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time), on December 13, 2000, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters at 8401 East Indian School Road, Scottsdale, Arizona.

     These proxy solicitation materials were first mailed on or about November 10, 2000, to all stockholders entitled to vote at the meeting.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on October 16, 2000, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 14,626,336 shares of our common stock.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required
(i) to approve the amendment to our Employee Stock Purchase Plan to increase the shares of our common stock that may be purchased pursuant to the plan and (ii) to ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending June 30, 2001. The two nominees for director receiving the highest number of affirmative votes duly cast will be elected as directors for three year terms expiring in 2003.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of the nominees set forth in this proxy statement, (ii) "for" approval of the amendment to the Employee Stock Purchase Plan to increase the shares of our common stock that may be issued pursuant to the plan, and (iii) "for" the ratification of the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending June 30, 2001.

REVOCABILITY OF PROXIES

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION

     We will pay the costs of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Proxies also may be solicited by certain of our directors and officers personally by telephone, or e-mail without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

     The 2000 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our activities, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Report of the Human Resource/Compensation/Organization Committee of the Board of Directors" and "Company Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

     WE WILL PROVIDE UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED JUNE 30, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY EXHIBITS LISTED IN THE FORM 10-K/A REPORT ALSO WILL BE FURNISHED UPON REQUEST AT THE ACTUAL EXPENSES WE INCUR IN FURNISHING SUCH EXHIBITS. ANY SUCH REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT OUR EXECUTIVE OFFICES SET FORTH IN THIS PROXY STATEMENT.

                             SECURITY OWNERSHIP OF
                       PRINCIPAL STOCKHOLDERS, DIRECTORS,
                                  AND OFFICERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock on October 16, 2000 by (i) each director; (ii) the executive officers set forth in the Summary Compensation Table under the section entitled "Executive Compensation;" (iii) all of our directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our common stock.

                                                                  AMOUNT
                                                               BENEFICIALLY
NAME OF BENEFICIAL OWNER                                      OWNED(1)(2)(3)      PERCENT(2)
------------------------                                      --------------      ----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Jack E. Brucker.............................................      124,000(4)            *
Dr. Michel Sucher...........................................      153,005(5)          1.0
Robert B. Hillier...........................................       72,934(4)            *
John S. Banas III...........................................       63,333(4)            *
Cor J. Clement..............................................       33,250(6)            *
Louis G. Jekel..............................................      149,299(7)          1.0
William C. Turner...........................................       35,500(8)            *
Henry G. Walker.............................................       22,500(4)            *
Mary Anne Carpenter.........................................       20,000(4)            *
Louis A. Witzeman...........................................      154,648(9)          1.0
John B. Furman..............................................      265,005(10)         1.8
Robert E. Ramsey............................................      519,773(11)         3.5
Mark E. Liebner.............................................      247,499(12)         1.7
Executive officers and directors as a group (10 persons)....      828,469             5.4

5% STOCKHOLDERS:
ESOP........................................................      848,330(13)         5.4
Mark S. Howells.............................................    1,000,000(14)         6.8

---------------
  *  Less than 1%

 (1) Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) The percentages shown are calculated based upon 14,626,336 shares of common stock outstanding on October 16, 2000. The number and percentages shown include the shares of common stock actually owned as of October 16, 2000 and the shares of common stock that the identified person or group had a right to acquire within 60 days after October 16, 2000. In calculating the percentage of ownership, shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholders.

 (3) Excludes the following fully vested shares of common stock held by the ESOP for the benefit of the following individuals: four shares for Mr. Brucker, 1,097 shares for Dr. Sucher, two shares for Mr. Hillier, 5,664 shares for Mr. Jekel, 1,035 shares for Mr. Liebner, and four shares for Mr. Ramsey. These persons have sole voting power with respect to the shares held in their account by the ESOP.

 (4) Represents shares of common stock issuable upon exercise of stock options.

 (5) Includes 118,920 shares of common stock issuable upon exercise of stock options.

 (6) Includes 21,250 shares of common stock issuable upon exercise of stock options.

 (7) Includes 75,000 shares of common stock issuable upon exercise of stock options; 3,175 shares held by the Louis G. Jekel Charitable Remainder Trust UA dated March 1, 1996; and 71,124 shares held by a partnership of which Mr. Jekel is the beneficial owner.

 (8) Includes 27,500 shares of common stock issuable upon exercise of stock options.

 (9) Includes 36,062 shares held by the Louis A. Witzeman, Jr. Family Investment Limited Partnership, of which 6,650 shares are held for the benefit of other family members. Also includes 69,375 shares of common stock issuable upon the exercise of stock options.

(10) Includes 263,005 shares of common stock issuable upon exercise of stock options.

(11) Includes 26,250 shares of common stock issuable upon exercise of stock options. Does not include 315,253 shares held by the Ramsey SW Revocable Trust dated August 31, 1999, Robert L'Ecuyer, Trustee.

(12) Includes 185,780 shares of common stock issuable upon exercise of stock options.

(13) Represents 848,330 shares of common stock owned by the Rural/Metro Corporation Employee Stock Ownership Plan. Participants under the ESOP have voting power as to shares allocated to their account and the ESOP trustee has voting power as to unallocated shares and as to any shares for which participants have chosen not to vote. The ESOP has sole dispositive power over all of these shares of common stock. The address of the Rural/Metro Corporation Employee Stock Ownership Plan is c/o Rural/Metro Corporation, 8401 East Indian School Road, Scottsdale, Arizona 85251.

(14) Represents 1,000,000 shares of common stock beneficially owned by Mark S. Howells. Mr. Howells has sole voting and dispositive power of all of such shares. The address of Mr. Howells is c/o Arizona Securities Group, 2390 East Camelback Road, Suite 203, Phoenix, Arizona 85016.

                          PROPOSAL TO ELECT DIRECTORS

NOMINEES

     Our certificate of incorporation provides that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. Presently, the number of directors is fixed at seven and that number of directors is divided into three classes, with one class standing for election each year for three-year terms. The Board of Directors has nominated MR. WALKER and MR. CLEMENT for re-election as Class III directors for three-year terms expiring in 2003 or until their respective successors are elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the current Board of Directors to fill the vacancy. It is not expected that either of the nominees will be unable or will decline to serve as a director.

     The Board of Directors recommends a vote "FOR" the nominees named above.

     The following table sets forth certain information regarding our directors and nominees for director.

                                                                                         TERM
NAME                        AGE                         POSITION                        EXPIRES
----                        ---                         --------                        -------
Cor J. Clement............  51    Chairman of the Board and Director (3)                 2000
Jack E. Brucker...........  48    President, Chief Executive Officer, and Director       2001
Louis G. Jekel............  58    Vice Chairman of the Board, Secretary, and Director    2002
Mary Anne Carpenter.......  54    Director (1)(4)                                        2001
William C. Turner.........  70    Director (1)(2)(3)(4)                                  2002
Henry G. Walker...........  52    Director (1)(3)(4)                                     2000
Louis A. Witzeman.........  74    Director (1)(2)                                        2001

---------------
(1) Member of the Human Resource/Compensation/Organization Committee.

(2) Member of the Nominating Committee.

(3) Member of the Executive Committee.

(4) Member of the Audit Committee.

     COR J. CLEMENT has served as Chairman of our Board of Directors since August 1998 and as a member of our Board of Directors since May 1992. Mr. Clement served as Vice Chairman of the Board of Directors from August 1994 to August 1998. Mr. Clement served as the President and Chief Executive Officer of NVD, an international provider of security and industrial fire protection services headquartered in the Netherlands, from February 1980 until his retirement in January 1997.

     JACK E. BRUCKER has served as our President and Chief Executive Officer and has been a member of our Board of Directors since February 2000. Mr. Brucker served as our Senior Vice President and Chief Operating Officer from December 1997 until February 2000. Mr. Brucker founded and served as President of Pacific Holdings, a strategic consulting firm, from July 1989 until December 1997. Mr. Brucker served as President of Pacific Precision Metals, a consumer products company, from September 1987 until June 1989.

     LOUIS G. JEKEL has served as our Secretary and as a member of our Board of Directors since 1968 and as Vice Chairman of our Board of Directors since August 1998. Mr. Jekel directs our Wildland Fire Protection Operations with the State of Arizona and the federal government. Mr. Jekel is a partner in the law firm of Jekel & Howard, Scottsdale, Arizona.

     MARY ANNE CARPENTER has been a member of our Board of Directors since January 1998. Since January 1993, Ms. Carpenter has served as Executive Vice President and Executive Committee member of First Health Group Corp., a publicly traded managed health care company. From October 1991 until January 1993, Ms. Carpenter served as Senior Vice President, and from July 1986 through October 1991, as Vice President of First Health Group Corp. Ms. Carpenter is a board member of the American Association of Health Plans and has served on panels for several other national health care organizations.

     WILLIAM C. TURNER has been a member of our Board of Directors since November 1993. Mr. Turner is currently Chairman and Chief Executive of Argyle Atlantic Corporation, an international merchant banking and management consulting firm; a director of the Goodyear Tire & Rubber Company; a director of Microtest, Inc.; a trustee and executive committee member of the United States Council for International Business; and a Trustee and past Chairman of the American Graduate School of International Management (Thunderbird). Mr. Turner is also a former United States Ambassador and permanent representative to the Organization for Economic Cooperation and Development.

     HENRY G. WALKER has been a member of our Board of Directors since September 1997. Since April 1997, he has served as President and Chief Executive Officer of the Sisters of Providence Health System, comprised of hospitals, long-term care facilities, physician practices, managed care plans, and other health and social services. From 1996 to March 1997, Mr. Walker served as President and Chief Executive Officer of Health Partners of Arizona, a state-wide managed care company. From 1992 to 1996, he served as President and Chief Executive Officer of Health Partners of Southern Arizona, a healthcare delivery system. Mr. Walker is a member of the National Advisory Council of the Healthcare Forum, and also serves as a director of Consolidated Catholic Healthcare a private non-profit company.

     LOUIS A. WITZEMAN is the founder of our company. Mr. Witzeman has served as a member of our Board of Directors since our formation in 1948, currently serving as Chairman of the Board Emeritus. Mr. Witzeman served as our Chief Executive Officer until his retirement in 1980.

     Directors hold office until their successors have been elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or officers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. As of November 8, 2000 the Board of Directors had appointed the following standing committees: a Human Resource/Compensation/Organization Committee; a Nominating Committee; an Executive Committee; and an Audit Committee.

     The Human Resource/Compensation/Organization Committee. The Human Resource/Compensation/Organization Committee reviews and acts on matters relating to compensation levels and benefit plans for our key executives. The Human Resource/Compensation/Organization Committee also reviews the succession planning for key executive personnel, monitors employee relations issues, and oversees senior management structure. The Committee held one formal meeting during the fiscal year ended June 30, 2000.

     Nominating Committee. The Nominating Committee reviews credentials of existing and prospective directors and selects classes of directors. The Nominating Committee did not meet during the fiscal year ended June 30, 2000.

     Executive Committee. The Executive Committee acts as a liaison between management and the Board of Directors. At times the Board of Directors empowers the Executive Committee to take certain actions on behalf of the Board of Directors between regularly scheduled meetings. The Executive Committee did not meet during the fiscal year ended June 30, 2000.

     Audit Committee. The Audit Committee reviews the annual financial statements and significant accounting issues and the scope of the audit with our independent auditors and is available to discuss with the auditors any other audit related matters that may arise during the year. The Audit Committee met separately at four formal meetings during the fiscal year ended June 30, 2000.

     Our Board of Directors held a total of six meetings during the fiscal year ended June 30, 2000. Ms. Carpenter and Mr. Walker attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and
(ii) the total number of meetings held by all committees of the Board on which such director was a member.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Officers who serve on the Board of Directors receive no additional compensation. We paid a director's fee in fiscal 2000 to Mr. Clement, our Chairman of the Board of Directors, of $45,000 plus reimbursement for expenses for each Board or committee meeting attended. We pay all other non-employee Board members, with the exception of Mr. Witzeman, an annual retainer of $15,000. Non-employee directors, with the exception of Mr. Jekel, also receive $1,000 for each Board meeting attended, $500 for each Board meeting participated in telephonically, $500 for each committee meeting attended, and $250 for each committee meeting participated in telephonically. We also pay $2,500 annually to any non-employee chairman of each of the committees of the Board of Directors. Under the terms of our 1992 Plan, non-employee directors receive (i) stock options to purchase 10,000 shares upon their first election to the Board of Directors and options to purchase 2,500 shares at the meeting of the Board of Directors held immediately after the annual meeting of stockholders (except that the Chairman of the Board receives stock options to acquire 5,000 shares), and
(ii) each year each non-employee Board member receives stock options to acquire a number of shares equal to 1,000 shares for each $0.05 increase in our earnings per share over the previous fiscal year, subject to a maximum of 5,000 shares of stock per non-employee Board member. See "Executive Compensation -- 1992 Stock Option Plan."

     Messrs. Jekel and Witzeman receive compensation for consulting services, which includes serving on the Board of Directors. Companies owned by Mr. Ramsey, a former director, received certain lease payments. See "Certain Relationships and Related Transactions."

     In fiscal 2000, we granted to the following individuals options to purchase the following shares of common stock: 21,000 to Mr. Brucker, 122,500 to Mr. Furman, 21,000 to Mr. Ramsey, 5,000 to Mr. Clement, and 2,500 to each of Messrs. Jekel, Turner, Walker, Witzeman, and Ms. Carpenter. The options have exercise prices ranging from $6.44 to $7.81 per share.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth the total compensation received for services rendered to us in all capacities for the fiscal years ended June 30, 1998, 1999, and 2000 by our Chief Executive Officer and our three most highly compensated executive officers who were in office at June 30, 2000. The table also sets forth this information for our former Chief Executive Officer and two other executive officers who were no longer with our company at June 30, 2000, whose aggregate cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                                                         -----------------------
                                                                                 AWARDS
                                                                         -----------------------
                                             ANNUAL COMPENSATION         RESTRICTED   SECURITIES
                                         ----------------------------      STOCK      UNDERLYING    ALL OTHER
                                                 SALARY        BONUS      AWARD(S)     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION AT YEAR-END  YEAR    ($)(1)         ($)         ($)          (#)          ($)(2)
---------------------------------------  ----   --------      -------    ----------   ----------   ------------
Jack E. Brucker......................    2000   $314,246      $    --     $    --       21,000       $  3,200
  Chief Executive Officer and            1999   $250,000      $25,000     $45,000(4)    39,000       $ 65,559(5)
  President(3)                           1998   $139,423           --     $    --       21,000       $ 10,109(5)
Dr. Michel Sucher....................    2000   $184,231      $    --     $    --       12,500       $  3,200
  Senior Vice President and              1999   $175,000      $    --     $    --       21,600       $  3,200
  Chief Medical Officer(6)               1998   $171,595      $29,837     $    --       18,000       $  3,200
Robert B. Hillier....................    2000   $170,385      $    --     $    --       12,500       $  2,008
  Senior Vice President and              1999   $137,500      $    --     $    --       21,600       $  2,600
  Chief Administrative Officer(6)        1998   $ 87,500      $    --     $    --       18,000       $     --
John S. Banas III....................    2000   $126,438      $    --     $    --       17,500       $     --
  Senior Vice President and
  General Counsel(6)
John B. Furman.......................    2000   $392,500      $    --     $    --      122,500       $     --
  Former Chief Executive Officer         1999   $239,270      $    --     $    --      148,005       $ 80,769(8)
  and President(7)
Robert E. Ramsey.....................    2000   $150,714      $    --     $    --       21,000       $  2,374
  Former Executive                       1999   $238,460      $    --     $    --       41,250       $     --
  Vice President(9)                      1998   $201,154      $    --     $    --       20,000       $     --
Mark E. Liebner......................    2000   $262,154(11)  $    --     $    --       20,000       $106,282(12)
  Former Senior Vice President, Chief    1999   $239,461      $    --     $    --       33,600       $  3,200
  Financial Officer and Treasurer(10)    1998   $192,706      $    --     $    --       20,000       $  3,200(13)

---------------
 (1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the officers listed.

 (2) Unless otherwise indicated, consists of company-matching contributions to our 401(k) plan paid in cash.

 (3) Mr. Brucker became our President and Chief Executive Officer in February 2000. From December 1997 until February 2000, Mr. Brucker served as our Senior Vice President and Chief Operating Officer.

 (4) Represents fair market value of restricted stock grants that vested in December 1998.

 (5) We paid Mr. Brucker $10,109 in fiscal 1998 and $62,359 in fiscal 1999 for relocation costs, including moving expenses and closing costs on the sale of his former residence.

 (6) Dr. Sucher and Mr. Hillier became executive officers of our company during February 2000. Mr. Hillier joined our company during October 1997, and Mr. Banas joined our company in September 1999.

 (7) Mr. Furman resigned as our Chief Executive Officer, President, and Director in January 2000. We will continue to compensate Mr. Furman pursuant to the terms of his employment agreement through January 2002.

 (8) Represents additional compensation pursuant to an employment agreement with Mr. Furman.

 (9) Mr. Ramsey resigned as our Executive Vice President and Director during January 2000.

(10) Mr. Liebner resigned as our Senior Vice President -- Chief Financial Officer & Treasurer during March 2000.

(11) Includes $73,846 paid to Mr. Liebner pursuant to his severance agreement.

(12) Represents forgiveness of a note receivable from Mr. Liebner in connection with his resignation.

(13) Includes 449 shares of common stock contributed to our 401(k) plan on September 1, 1998 as our matching contribution.

OPTION GRANTS

     The following table represents the options granted to the listed officers in the last fiscal year and the value of the options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                  -------------------------------------------------------------------------
                                  NUMBER OF
                                  SECURITIES     PERCENT OF
                                  UNDERLYING    TOTAL OPTIONS
                                   OPTIONS       GRANTED TO      EXERCISE OR                   GRANT DATE
                                   GRANTED      EMPLOYEES IN     BASE PRICE     EXPIRATION    PRESENT VALUE
                                    (#)(1)       FISCAL YEAR       ($/SH)          DATE           $(2)
                                  ----------    -------------    -----------    ----------    -------------
Jack E. Brucker.................    21,000           3.1%          $7.813        7/29/09        $ 70,547
Dr. Michael Sucher..............    12,500           1.9%          $7.813        7/29/09        $ 41,991
Robert B. Hillier...............    12,500           1.9%          $7.813        7/29/09        $ 41,991
John S. Banas III...............    17,500           2.6%          $7.688        9/20/09        $ 54,164
John B. Furman..................    22,500           3.4%          $7.813        7/29/09        $ 75,586
                                   100,000(3)       15.0%          $7.813        7/29/09        $261,030
Robert E. Ramsey................    21,000(4)        3.1%          $7.813        7/29/09        $ 70,547
Mark E. Liebner.................    20,000(5)        3.0%          $7.813        7/29/09        $ 67,187

---------------
(1) Except as otherwise indicated, all of the options vest and become exercisable as follows: one-third at grant date in July 1999, one-third in July 2000, and one-third in July 2001.

(2) The hypothetical present value of the options at the date of grant was determined using the Black-Scholes option pricing model. The Black-Scholes model estimates the present value of an option by considering a number of factors, including the exercise price of the option, the volatility of our common stock, the dividend rate, the term of the option, the time it is expected to be outstanding, and interest rates. The Black-Scholes values were calculated using the following assumptions: (a) a risk-free interest rate of 6.26%; (b) a dividend yield of 0.00%; (c) an expected life of the option after vesting of 2.35 years; and (d) an expected volatility of 67.51%.

(3) Mr. Furman resigned in January 2000. The options became exercisable upon their grant in July 1999, and will remain exercisable through January 2003 pursuant to the terms of the options.

(4) Mr. Ramsey resigned in January 2000, and all of these options have expired pursuant to the terms of the options.

(5) Mr. Liebner resigned in March 2000, and 13,333 of such options which were unvested expired pursuant to the terms of the options. The remaining 6,667 options will remain exercisable through June 2001 unless previously exercised.

OPTION HOLDINGS

     The following table represents certain information respecting the options held by the listed officers as of June 30, 2000. None of the officers listed exercised options during fiscal 2000.

                          FISCAL YEAR-END OPTIONS HELD

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED
                                                                       OPTIONS AT
                                                                    FISCAL YEAR-END
                                                                         (#)(1)
                                                              ----------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE
----                                                          -----------    -------------
Jack E. Brucker.............................................     62,334         18,666
Dr. Michel Sucher...........................................     86,420         11,666
Robert B. Hillier...........................................     40,434         11,666
John S. Banas III...........................................      9,166          8,334
John B. Furman..............................................    250,339         20,166
Robert E. Ramsey............................................     26,250             --
Mark E. Liebner.............................................    185,780             --

---------------
(1) None of the unexercised options listed had any value at fiscal year-end, because the exercise price of all of the options held by the listed officers were greater than $1.63, which was the closing sales price of our common stock as quoted on the Nasdaq National Market on June 30, 2000.

EMPLOYMENT AGREEMENTS

     In February 2000, Jack E. Brucker became our President and Chief Executive Officer. We entered into an employment agreement with Mr. Brucker for a two-year term expiring February 2002, renewable for one-year periods thereafter. Under Mr. Brucker's employment agreement, he is to receive a base salary of $436,000. In connection with the agreement, during August 2000 we granted Mr. Brucker stock options to purchase 200,000 shares of our common stock. The agreement provides that 50,000 of the options will vest upon grant, and the remaining options shall vest ratably each August thereafter through 2003. Mr. Brucker's employment agreement provides that should we terminate his employment agreement without cause, or should he terminate his employment agreement for good reason, he will receive his base salary and other benefits provided by the agreement for two years. In the event of such termination, if Mr. Brucker elects to solicit clients, employees, or otherwise competes with us at any time following the anniversary of his termination of employment, we will no longer be obligated to pay Mr. Brucker any severance benefits.

     Employment agreements with Dr. Sucher and Messrs. Hillier and Banas expire in December 2000. Subject to annual review of the Human Resources/Compensation/Organization Committee of the Board of Directors, each agreement provides for a base salary (which currently are as follows: Dr. Sucher $195,000; Mr. Hillier $200,000; and Mr. Banas, $180,000), and entitles the executive to participate in stock option plans and other generally available benefit programs. Each executive participates in our management incentive program that provides bonuses to executive officers and other members of management based upon our achieving certain financial and operating goals as well as the achievement of individual objectives established for each participant. Each employment agreement generally provides for each executive to receive certain severance benefits if (i) we decide not to renew the agreement for an additional term; (ii) we terminate the executive without cause; (iii) the executive terminates the agreement for good reason; or (iv) the executive becomes disabled and is unable to perform his duties.

     Each of the employment agreements generally provides that if we decide not to renew the employment agreement, the executive will receive his base salary plus certain benefits for one year. Should we terminate the executive without cause, the executive will receive his base salary plus certain benefits for the greater of (i) the remainder of the contract term or (ii) one year. If the executive terminates the agreement for good reason, the agreement provides that the executive will receive his base salary plus certain benefits for one year. Should the executive become disabled and unable to perform his duties, we will continue to pay the executive's salary for a period of six months.

     In addition, each agreement provides for us to indemnify the executive for certain liabilities arising from actions taken within the scope of employment. Each employment agreement contains restrictive covenants pursuant to which the executive has agreed not to compete with us or to solicit any of our clients or employees of for a period of two years after the executive's employment ceases.

     Change of control agreements entered into by Messrs. Brucker, Sucher, Hillier, and Banas provide that in the event of a change of control and the surviving entity or individuals in control do not offer such persons employment, terminate their employment, or such persons terminate their employment for good reason, such persons will receive one and one-half years' severance pay (two years in the case of Mr. Brucker), plus certain benefits, including the acceleration of exercisability of their stock options or the payment of the value of such stock options in the event they are not accelerated or replaced with comparable options. For purposes of the change of control agreements, "good reason" includes a reduction of their respective duties and/or salary or the surviving entity's failure to assume their respective employment and change of control agreements. For purposes of the change of control agreements, a "change of control" includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of our then outstanding voting securities; (ii) during any two-year period, our Board members at the beginning of such period cease to constitute at least a majority thereof (except that any new Board member approved by at least two-thirds of the Board members then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or
(iii) approval by our stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of our assets. Mr. Furman's and Mr. Liebner's change of control agreements terminated upon their resignation.

     During January 2000, John Furman resigned as our President, Chief Executive Officer, and Director. Pursuant to the terms of his employment agreement, we will continue to compensate Mr. Furman his base salary of $420,000 through January 2002. In connection with the agreement, during July 1999 we granted Mr. Furman stock options to purchase 100,000 shares of our common stock. These stock options were fully vested and exercisable on the date of grant, and will remain exercisable through January 2003. In addition, any unvested options held by Mr. Furman upon his resignation immediately vested and will remain exercisable through January 2002.

     Mr. Liebner resigned as our Senior Vice President, Chief Financial Officer, and Treasurer in March 2000. We entered into a release and settlement agreement with Mr. Liebner upon his resignation under which we will pay Mr. Liebner $240,000 through March 2001. In connection with the agreement, Mr. Liebner released our company from all claims that he may have against our company. In conjunction with his employment with our company, Mr. Liebner entered into a Conditional Stock Grant Agreement. The stock grant agreement provided for the issuance of shares of common stock, subject to certain transfer and forfeiture restrictions. The release and settlement agreement did not effect the terms of the stock grant agreement.

     We compensated Mr. Ramsey under an employment agreement with substantially similar terms as those described above. Mr. Ramsey's base salary during fiscal 2000 was $257,800. Because this agreement was entered into as part of our acquisition of his companies, the Southwest companies, the agreement did not provide for a renewal term or severance benefits upon termination after June 2000. Mr. Ramsey resigned as our Executive Vice President in January 2000, and pursuant to his employment agreement, we paid Mr. Ramsey his base salary through June 2000.

EMPLOYEE STOCK OWNERSHIP PLAN

     The ESOP is a tax-qualified employee stock ownership trust for the benefit of our current and former employees age 21 or over. The ESOP was established in 1978 through the purchase from Louis A. Witzeman, our founder, of approximately 63% of our then outstanding common stock in exchange for real estate and a note in the principal amount of $728,000, with interest at 10% per annum, which note has been paid in full. From time to time since the establishment of the ESOP, we have contributed newly issued shares and treasury shares of common stock and cash as employer contributions. The ESOP has used these cash contributions to pay the note to Mr. Witzeman and to repurchase shares of common stock distributed from the ESOP. No contributions were made for the fiscal years ended June 30, 1998 and 1999. We contributed $250,000 to the ESOP during fiscal year ended 2000. As of September 30, 2000, there were approximately 5,300 participants in the ESOP.

     David Stevens and Barry Landon are the Trustees of the ESOP. Our ESOP Advisory Committee is responsible for directing the Trustee in the general administration of the ESOP. With respect to the shares of our common stock held by the ESOP, the participants in the ESOP are authorized to control how votes are cast by giving instructions to the Trustee; however, if and to the extent that the Trustee does not receive participant instructions, the Trustee will vote the shares in accordance with instructions from our Advisory Committee. Each participant may control the voting of such shares in the proportion that the value of that participant's benefit in the ESOP fund bears to the total value of all benefits therein. The ESOP permits any fully vested employee to receive an in-service distribution of up to 50% of his or her account balance while employed by us. An in-service distribution results in deferment of the receipt of the balance of such employee's account until three years after the employee's termination of employment other than as a result of the employee's retirement at the ESOP's normal retirement age, disability, or death. Participants in the ESOP otherwise may only request distribution of their ESOP account balance in shares of common stock under certain circumstances including termination of employment, early retirement, retirement, death, or disability. In fiscal 2000, 56,266 shares were so distributed. In addition, upon completion of 10 plan years of service and attainment of age 55, participants have the right to direct the investment of 25% of their accounts into other diversified investments.

     In July 1999, our board of directors approved an amendment to "freeze" the ESOP, effective June 30, 1999, with respect to all employees other than members of collective bargaining agreements that include participation in the ESOP. All participants' accounts were fully vested as of June 30, 1999. We do not intend to make any contributions to the ESOP in the future.

1989 STOCK OPTION PLAN

     The 1989 Stock Option Plan provides for the granting of nonqualified stock options. Options may be issued to our key employees and directors. There are currently outstanding options to acquire 139,000 shares of our common stock under the 1989 Plan. No additional options will be granted under the 1989 Plan. The expiration date, maximum number of shares purchasable, and the other provisions of the options, including vesting provisions, were established at the time of grant. Options were granted for terms of up to 10 years and become exercisable in whole or in one or more installments at such time as was determined by the plan administrator upon the grant of the options. Exercise prices of options are equal to the fair market value of our common stock at the time of the grant. In the event of a change of control of our company, all options will be terminated and the optionholder must be paid in cash the difference between the fair market value of his or her options and their exercise price.

1992 STOCK OPTION PLAN

  GENERAL

     The 1992 Plan, as amended, is divided into two programs: the Discretionary Grant Program and the Automatic Option Program. The Discretionary Grant Program provides for the granting of options to acquire our common stock, the direct granting of our common stock, the granting of stock appreciation rights, or SARs, and the granting of other cash awards. Options and awards under the 1992 Plan may be issued to executives, key employees, and others providing valuable services to us. The options issued may be incentive stock options or nonqualified stock options. We believe that the Discretionary Grant Program represents an important factor in attracting and retaining executives and other key employees and constitutes a significant part of the compensation program for employees. The Automatic Option Program provides for the automatic grant of options to acquire our common stock. Automatic options are granted to members of our Board of Directors who are not employed by us. We believe that the Automatic Option Program promotes our interests by providing such directors the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company and an increased personal interest in our continued success and progress.

     If any change is made in the stock subject to the 1992 Plan, or subject to any option or SAR granted under the 1992 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1992 Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the 1992 Plan and the number of shares and exercise price per share of stock subject to outstanding options. An optionholder will not have any of the rights of a stockholder with respect to optioned shares until the holder exercises the option.

  ELIGIBILITY AND ADMINISTRATION

     Options and awards may be granted only to persons who at the time of grant are either (i) our key personnel (including officers and directors), or (ii) consultants and independent contractors who provide valuable services to us. Options that are incentive stock options may be granted only to our key personnel who are also our employees.

     The eligible persons under the Discretionary Grant Program are divided into two groups, and there will be a separate administrator for each group. One group consists of eligible persons who are our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock. The power to administer the Discretionary Grant Program with respect to those persons may be vested either with the Board of Directors or with the Senior Committee, a committee comprised of two or more "Non-Employee Directors" (as that term is defined in Rule 16(b)(3)(i) under the 1934 Act) who are appointed by the Board. The Senior Committee, in its sole discretion, may require approval of the Board of Directors for specific grants of options or awards under the Discretionary Grant Program. Members of the Senior Committee may participate in the Discretionary Grant Program as permitted by the rules. The second group consists of eligible persons who are not our executive officers or directors and those who do not own 10% or more of our issued and outstanding stock. The power to administer the Discretionary Grant Program with respect to the second group of eligible persons may be vested exclusively with our Board of Directors or with a committee of two or more directors. Each plan administrator will determine (a) which of the eligible persons in its group will be granted options and awards,
(b) the amount and timing of such grant, and (c) such other terms and conditions as may be imposed by the plan administrator consistent with the 1992 Plan.

     To the extent that granted options are incentive stock options, the terms and conditions of those options must be consistent with the qualification requirements set forth in the Internal Revenue Code. The maximum number of shares of stock with respect to which options or awards may be granted to any employee during the term of the 1992 Plan may not exceed 25% of the shares of stock covered by the 1992 Plan.

  EXERCISE OF OPTIONS

     The expiration date, maximum number of shares purchasable, and other provisions of the options, including vesting provisions, are established at the time of grant. Options may be granted for terms of up to 10 years. Options vest and thereby become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator upon the grant of the options. However, a plan administrator has the discretion to provide for the automatic acceleration of the vesting of any options or awards granted under the Discretionary Grant Program in the event of a "change in control" as defined in the 1992 Plan.

     The exercise prices of options are determined by the plan administrator, but if the option is intended to be an incentive stock option, it may not be less than 100% (110% if the option is granted to a stockholder who at the time the option is granted owns stock possessing more than 10% of the total combined voting power of all classes of our stock) of the fair market value of our common stock at the time of the grant.

     Options or awards granted under the Discretionary Grant Program may be assigned, encumbered, or otherwise transferred by the optionholder or grantee if specifically allowed by the plan administrator upon the grant of the option or award. If any optionholder ceases to be employed by us for a reason other than disability or death, the optionholder or the optionholder's successor may, within three months after the termination of employment, exercise some or all of the vested incentive stock options held by the employee. If the optionholder ceases to be employed due to disability, the three-month period is extended to 12 months. However, termination for cause terminates all options held by the employee.

     Under the 1992 Plan, options that are not incentive stock options and which are outstanding at the time an optionholder's service to our company will terminate three months after the date of termination of service, unless otherwise determined by the plan administrator. If the service to our company terminates by reason of the optionholder's permanent disability, however, the options will terminate 12 months after the date of termination of service, unless otherwise determined by the plan administrator. However, if the optionholder is discharged for cause, all options held by the optionholder will terminate immediately.

  AWARDS

     The plan administrators also may grant awards to eligible persons under the 1992 Plan. Awards may be granted in the form of SARs, stock awards, or cash awards. Through June 30, 2000, stock awards in the amount of 35,916 shares have been granted under the 1992 Plan.

     Awards granted in the form of SARs entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of common stock from the price stated in the award agreement to the market value of the common stock on the date first exercised or surrendered. The plan administrators may determine, consistent with the 1992 Plan, such terms, conditions, restrictions, and limitations, if any, on any SARs.

     Awards granted in the form of stock awards entitle the recipient to receive common stock directly. Awards granted in the form of cash entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of the common stock or our other securities. The plan administrators may determine such other terms, conditions, and limitations, if any, on any awards.

     The 1992 Plan provides that it is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law, we may issue any other options, warrants, or awards other than under the 1992 Plan without stockholder approval.

  TERMS AND CONDITIONS OF AUTOMATIC OPTIONS

     The 1992 Plan provides that (i) each year at the meeting of the Board of Directors held immediately after the annual meeting of stockholders, each eligible director will be granted an automatic option to acquire 2,500 shares of common stock (except that the Chairman of the Board will receive an automatic option to acquire 5,000 shares if the chairman is an eligible director), and
(ii) each year each eligible director will receive an automatic option, or Formula Option, to acquire a number of shares equal to 1,000 shares for each $0.05 increase of earnings per share from the prior fiscal year, subject to a maximum of 5,000 shares of stock per eligible director. Automatic options (other than the Formula Options) will vest one day prior to the next annual meeting of stockholders after the applicable grant date unless the next annual meeting of stockholders occurs less than six months after the applicable grant date, in which case the automatic option will vest on the first anniversary of the applicable grant date. Each Formula Option will vest on the first anniversary of the applicable grant date.

     The 1992 Plan provides for the grant to new eligible directors of automatic options to acquire 10,000 shares of common stock on the date of their first appointment or election to the Board. The automatic options granted to new eligible directors vest one day prior to the next annual meeting of stockholders that occurs after the applicable grant date unless the next annual meeting of stockholders occurs less than six months after the applicable grant date, in which case the automatic options become exercisable and vest on the first anniversary of the applicable grant date. An eligible director is not eligible to receive the 2,500 share automatic option or the Formula Option if that grant date is within 30 days of such eligible director receiving the 10,000 share automatic option.

     The 1992 Plan provides that, in the event of a change in control, all unvested automatic options will automatically accelerate and immediately vest so that each outstanding automatic option will become fully exercisable, immediately prior to the effective date of such change in control.

     The exercise price per share of stock subject to each automatic option is equal to the 100% of the fair market value per share on the date of the grant of the automatic option. Each automatic option expires on the tenth anniversary of the date of grant. Eligible directors also may be eligible to receive options or awards under the Discretionary Grant Program or option grants or direct stock issuances under any four other plans. Cessation of service on the Board terminates any automatic options for shares that were not vested at the time of such cessation. Automatic options are nontransferable other than by will or the laws of descent and distribution on the death of the optionholder and, during the lifetime of the optionholder, are exercisable only by such optionholder.

  DURATION AND MODIFICATION

     The 1992 Plan will remain in force until November 5, 2002. Our Board of Directors at any time may amend the 1992 Plan except that, without the approval by the affirmative vote of the holders of a majority of the outstanding shares of our common stock, the Board of Directors may not (i) increase, except in the case of certain organic changes to our company, the maximum number of shares of common stock subject to the 1992 Plan, (ii) reduce the exercise price at which options may be granted or the exercise price for which any outstanding option may be exercised, (iii) extend the term of the 1992 Plan, (iv) change the class of persons eligible to receive options or awards under the 1992 Plan, or (v) materially increase the benefits accruing to participants under the 1992 Plan. In addition, the Board may not, without the consent of the optionholder, take any action that disqualifies any option previously granted under the 1992 Plan for treatment as an incentive stock option or which adversely affects or impairs the rights of the optionholder of any outstanding option. Despite the foregoing, the Board of Directors may amend the 1992 Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the 1934 Act without the consent of our stockholders.

FEDERAL INCOME TAX CONSEQUENCES FOR STOCK OPTIONS

     Certain options granted under the 1992 Plan will be intended to qualify as incentive stock options under Code Section 422. Accordingly, there will be no taxable income to an employee when an incentive stock option is granted to him or her when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the option price generally will be treated as an item of preference in computing the alternate minimum taxable income of the optionholder. If an optionholder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year after the date the shares were transferred to the optionholder, any gain realized upon disposition will be taxable to the optionholder as a capital gain. If the optionholder does not satisfy the applicable holding periods, however, the difference between the option price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. We will be entitled to a tax deduction only to the extent the optionholder has ordinary income upon the sale or other disposition of the shares received when the option was exercised.

     Certain other options issued under the 1992 Plan, including options issued automatically to the non-employee members of the Board of Directors, will be nonqualified options. The income tax consequences of nonqualified options will be governed by Code Section 83. Under Code Section 83, the excess of the fair market value of the shares of the common stock acquired pursuant to the exercise of any option over the amount paid for such stock, or Excess Value, must be included in the gross income of the optionholder in the first taxable year in which the common stock acquired by the optionholder is not subject to a substantial risk of forfeiture. In calculating Excess Value, fair market value will be determined on the date that the substantial risk of forfeiture expires, unless a Section 83(b) election is made to include the Excess Value in income immediately after the acquisition, in which case fair market value will be determined on the date of the acquisition. Generally, we will be entitled to a federal income tax deduction in the same taxable year that the optionholder recognizes income. We will be required to withhold income tax with respect to income reportable pursuant to Code Section 83 by an optionholder. The basis of the shares acquired by an optionholder will be equal to the option price of those shares plus any income recognized pursuant to Code Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be long term if the stock has been held for one year from the date of the substantial risk of forfeiture lapsed, or, if a Section 83(b) election is made, one year from the date the shares were acquired.

2000 NON-QUALIFIED STOCK OPTION PLAN

     Under our 2000 Non-Qualified Stock Option Plan, which was approved by our board of directors and was effective on August 11, 2000, 2,000,000 shares of Common Stock are reserved for issuance upon exercise of stock options granted under the plan. The plan is designed as a means to retain and motivate qualified and competent persons who provide services to our company. Our board of directors or a committee of outside directors appointed by our board will administer and interpret the plan. The board of directors and the committee each are authorized to grant options to all eligible employees, consultants, and independent contractors of our company; provided, however, that our directors and officers will not be eligible to receive options under the plan. In the event of a change in the common stock due to a stock dividend or recapitalization, the plan provides for appropriate adjustment in the number of shares available for grant under the plan and the number of shares and the exercise price per share under any option then outstanding under the plan, so that the same percentage of our issued and outstanding shares shall remain subject to being optioned under the plan or subject to purchase at the same aggregate exercise price under any such outstanding option, as applicable. Unless otherwise provided in any option, the committee or the board of directors may change the option price and/or number of shares under any outstanding option when, in their discretion, such adjustment becomes appropriate so as to preserve but not increase benefits under the plan. The aggregate number of shares subject to options granted to any one optionee under the plan may not exceed 2,000,000 subject to adjustment as described above.

     The plan provides for the granting of only nonqualified stock options. Options may generally be granted under the plan on such terms and at such prices as determined by the committee or the board of directors. Each option is exercisable after the period or periods specified in the option agreement, but no option may become exercisable after the expiration of ten years from the date of grant. The board of directors or committee may accelerate the exercisability or vesting of any option or shares previously acquired by the exercise of any options, and, in the event of a change in control (as defined in the plan), unless otherwise provided in the option, each outstanding option will become immediately exercisable in full. Nonqualified stock options granted under the plan are not transferable unless the prior written consent of the committee or the board of directors is obtained and such transfer does not violate Rule 16b-3 under the Securities Exchange Act of 1934. The committee or the board of directors may permit the option price to be paid by

     - cash,

     - certified or official bank check,

     - personal check if accepted by the committee or the board of directors,

     - money order,

     - shares of common stock that have been held for at least 6 months (or such other shares as we determine will not cause us to recognize for financial accounting purposes, a charge for compensation expense),

     - withholding of shares of common stock,

     - any cashless exercise procedure approved by the committee or the board of directors,

     - other consideration deemed appropriate by the committee or the board of directors, or

     - a combination of the above.

The plan also authorizes us to make or guarantee loans to optionees to enable them to exercise their options. Such loans must

     - provide for recourse to the optionee,

     - bear interest at the prime rate of our principal lender,

     - be secured by the shares of common stock purchased, and

     - contain such other terms as the committee or the board of directors in its sole discretion shall reasonably require.

     The board of directors or the committee has the authority to amend or terminate the plan or any options, provided that no such action may substantially impair the rights or benefits of the holder of any outstanding option without the consent of such holder, and provided further that certain amendments to the plan are subject to stockholder approval. Unless terminated sooner, the plan will continue in effect until all options granted thereunder have expired or been exercised.

EMPLOYEE STOCK PURCHASE PLAN

     We have adopted an Employee Stock Purchase Plan, or ESPP, which allows our eligible employees to purchase shares of common stock at semi-annual intervals through periodic payroll deductions. The ESPP is intended to promote superior levels of performance from, and to encourage stock ownership by, our eligible employees by increasing their interest in our success. The ESPP is designed to meet this goal by offering financial incentives for employees to purchase our common stock, thereby increasing the interest of employees in pursuing our long-term growth, profitability, and financial success. The Board of Directors has reserved 450,000 shares of common stock for this purpose. The purchase price per share is the lower of (i) 85% of the closing price of our common stock on the offering commencement date, or (ii) 85% of the closing price of our common stock on the offering termination date. The purchase price is to be paid through periodic payroll deductions not to exceed 10% of the participant's earnings due each semi-annual period of participation within the offering period. However, no participant may purchase more than $25,000 worth of common stock annually. As of October 25, 2000, we had issued 353,580 shares of common stock under the ESPP.

     The purchase right of a participant will terminate automatically in the event the participant ceases to be an employee of ours, and any payroll deductions collected from such individual during the semi-annual period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deduction may be applied to the purchase of the common stock on the next semi-annual purchase date.

     The ESPP provides for annual offerings through the end of July 2003. During June 2000, our Board of Directors amended the ESPP to increase the number of shares authorized for issuance from 450,000 to 1,150,000 shares, subject to stockholder approval at the meeting. See "Proposal to Approve the Amendment to the Employee Stock Purchase Plan."

401(k) PLAN

     We have a 401(k) contributory retirement plan for the majority of our employees. The 401(k) plan is designed to provide tax-deferred income to our employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code.

     The 401(k) plan provides that each participant may contribute up to 15% of his or her salary, not to exceed the statutory limit. Matching contributions may be made at the discretion of the Board of Directors. We have historically elected to make a fixed matching contribution to each participant's account of up to 2% of total annual cash compensation received by respective participants. An additional discretionary matching contribution may also be made in an amount equal to a percentage determined by the Board of Directors of the contribution made by participants. Discretionary matching contributions vest over a period of seven years.

All contributions by participants and our fixed matching contributions vest immediately. Under the terms of the 401(k) plan, we also may make discretionary profit sharing contributions. Profit sharing contributions are allocated among participants based on their annual compensation. Each participant has the right to direct the investment of his or her funds among certain named plans. Our contributions may be made in shares of our common stock.

     Upon death, disability, retirement, or the termination of employment, participants may elect to receive periodic or lump sum payments. Additionally, amounts may be withdrawn in cases of demonstrated hardship. Amounts contributed by us to the 401(k) plan for certain executive officers are set forth in the Summary Compensation Table under the caption "Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 2000, our Human
Resource/Compensation/Organization Committee consisted of Messrs. Walker, Turner, and Witzeman and Ms. Carpenter, currently directors of the company.

                       COMPLIANCE WITH SECTION 16 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us during the fiscal year ended June 30, 2000, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year or prior fiscal years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We paid approximately $96,000 during the year ended June 30, 2000 for legal services to Jekel & Howard, of which Mr. Jekel is a principal. Mr. Jekel is a participant in our ESOP. We paid Mr. Jekel $32,000 during the year ended June 30, 2000 for additional services rendered in connection with our forestry fire fighting services.

     We paid approximately $46,000 during the year ended June 30, 2000 to Louis
A. Witzeman under leases for five fire and ambulance stations. These leases can be cancelled by us at any time. Mr. Witzeman received $85,000 during the fiscal year ended June 30, 2000 for fire protection and EMS advisory and consulting services and for serving on the Board of Directors. We also provide Mr. Witzeman with an automobile for personal use.

     We engaged Mr. Bolin, our former President, as a special consultant to our company through January 2002. The consulting agreement entitles Mr. Bolin to participate in any benefit plans that we maintain for our employees. We paid Mr. Bolin approximately $118,000 under this consulting agreement.

     We engaged William R. Crowell, our former Senior Vice President, as a consultant to our company through February 2001. Under the consulting agreement, we will pay Mr. Crowell consulting fees of $75,000 in three equal monthly installments on June 1, July 1, and August 1, 2000. Pursuant to the consulting agreement, we also granted Mr. Crowell options to purchase 8,000 shares of common stock.

     We paid approximately $1,143,000 during the year ended June 30, 2000 to companies owned by Robert E. Ramsey under leases for various offices, ambulance stations, furniture, and equipment acquired in connection with the acquisition of his companies.

     In connection with Mr. Liebner's resignation from our company in March 2000, we forgave a note receivable from Mr. Liebner in the amount of approximately $123,500. We issued this note to Mr. Liebner in July 1998 in connection with his income tax liability incurred from his stock grant agreement.

     We believe that all of the related party transactions listed above were provided on terms no less favorable to us than could have been obtained from unrelated firms or third parties. All future transactions between us and our officers, directors, and principal stockholders are expected to be on terms no less favorable to us than could be obtained from unaffiliated persons and will require the approval of our independent directors.

        REPORT OF THE HUMAN RESOURCE/COMPENSATION/ORGANIZATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

GENERAL

     The Human Resource/Compensation/Organization Committee of the Board of Directors administers the compensation programs for our executive officers. The committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of management's programs.

     The committee presents the following report on the compensation for our executive officers for fiscal 2000.

OVERVIEW AND PHILOSOPHY

     Our executive compensation programs are based on the belief that the interests of executive officers should be directly aligned with those of the stockholders. The programs are strongly oriented toward a pay-for-performance philosophy that includes a significant percentage of variable compensation, and results in executives accumulating significant equity positions in our common stock. The committee has established the following principles to guide development of our compensation programs and to provide a framework for compensation decisions:

     - provide a total compensation package that will attract the best talent to our company, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

     - establish annual incentives for senior management that are directly tied to the overall financial performance of our company; and

     - implement longer-term incentives that focus executive officers on managing from the perspective of an owner with an equity stake in the business, principally by the granting of our stock and stock options.

COMPENSATION PROGRAMS AND PRACTICES

     The committee determines salary ranges and incentive award opportunities for all corporate officers. Our management compensation program consists of cash and equity based components.

        Cash Component: Cash compensation is designed to fluctuate with our performance. In the years that we exhibit superior performance, cash compensation is designed to generally be above average levels; when financial performance is below goal, cash compensation is designed to be below average competitive levels. This is achieved through the Management Incentive Plan, or MIP, which is paid out annually only if predetermined quantitative and qualitative goals are attained.

           Base Pay: Base pay guidelines are established for our officers and managers based on their relative job content. Individual base pay within the guidelines is based on sustained individual performance toward achieving our goals. Annual modifications to base pay levels are proposed by the President and approved by the committee each August. Base pay modifications, excluding promotions, for executive officers averaged approximately 7% in fiscal 2000.

           Management Incentive Plan: The MIP is an annual cash incentive plan. At the beginning of each fiscal year, performance contracts are created between us and the executive that document the executive's accountabilities, and define levels of performance on those accountabilities. A portion of the performance contract is weighted to our overall financial performance of the Company, and a portion is weighted to the executive's particular area of responsibility. MIP opportunity for executive officers can be as high as 80% of the base pay midpoint of the executive officer's pay range.

           Equity-based Component: We have a long history of encouraging employees to become stockholders. In 1989, we implemented our first stock option plan through which we could grant qualified and non-qualified stock options to management employees. In 1994, we implemented our Employee Stock Purchase Plan, whereby shares of our common stock may be purchased through payroll deductions at 85% of its market value. We believe that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on the future appreciation of our stock. The Board grants stock options using criteria consistent with the level of an executive's anticipated impact on our goals and objectives. A description of our stock option plans is set forth under "Executive Compensation." See "Executive Compensation -- Option Grants" for options granted to executive officers during fiscal 2000.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     We use the same factors and criteria described above in making compensation decisions regarding our Chief Executive Officer. During fiscal 2000, Mr. Furman was compensated pursuant to his employment agreement. Mr. Furman's base pay was $395,000 from July through December 1999. Beginning January 2000, Mr. Furman's base pay was increased to $420,000 per year. Mr. Furman resigned as our Chief Executive Officer, President, and Director during January 2000, and we will continue to pay Mr. Furman pursuant to the terms of his employment agreement through January 2002. See the table under "Executive Compensation -- Option Grants" for information regarding options granted to Mr. Furman during fiscal 2000.

     Mr. Brucker became our Chief Executive Officer and President during February 2000. During the year, Mr. Brucker was compensated pursuant to his employment agreement. Mr. Brucker's base pay was $436,000. See the table under "Executive Compensation -- Option Grants" for information regarding the options granted to Mr. Brucker during fiscal 2000.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective in 1994, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

                                          Members of the Human Resource/
                                          Compensation/Organization Committee

                                          Henry G. Walker
                                          William C. Turner
                                          Mary Anne Carpenter
                                          Louis A. Witzeman

                           COMPANY PERFORMANCE GRAPH

     The following line graph compares cumulative total stockholder return, assuming reinvestment of dividends, for: (i) our common stock; (ii) the NASDAQ Combined Composite Index; and (iii) the NASDAQ Health Services Index. Because we did not pay dividends on our common stock during the measurement period, the calculation of the cumulative total stockholder return on the common stock did not include dividends. Because of the small number of publicly traded companies in our peer group, we do not believe we can reasonably identify a group of peer issuers. The graph assumes $100 was invested on July 1, 1995.

     We have selected the NASDAQ Health Services Index to compare with our total stockholder return rather than the Russell 2000 Index, which was used for comparison in prior years. Because the Russell 2000 is comprised of issuers with total market capitalization of between $222.0 million to $1.4 billion, we no longer believe that the Russell 2000 Index provides a meaningful comparison to our company. We believe that the NASDAQ Health Services Index is more appropriate for comparison to our company as the issuers that comprise that index face similar healthcare industry issues as our company faces. For comparison purposes, however, the following line graph also compares our cumulative total stockholder return with the Russell 2000 Index during the measurement period.
[Line Chart]

                                                                                                                NASDAQ HEALTH
                                            RURAL/METRO          NASDAQ COMBINED          RUSSELL 2000             SERVICES
                                            -----------          ---------------          ------------          -------------
6/30/95                                         100                    100                    100                    100
6/30/96                                         154                    127                    122                    153
6/30/97                                         130                    154                    140                    141
6/30/98                                          58                    203                    161                    137
6/30/99                                          43                    288                    161                    130
6/30/00                                           7                    425                    182                    102

                    PROPOSAL TO APPROVE THE AMENDMENT TO THE
                          EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has approved a proposal to amend our Employee Stock Purchase Plan, or ESPP, subject to approval by our stockholders. See "Executive Compensation -- Employee Stock Purchase Plan" for a description of the material terms of the ESPP.

     The ESPP is intended to promote superior levels of performance from, and to encourage stock ownership by, our eligible employees by increasing their interest in our success. The ESPP is designed to meet this goal by offering financial incentives for employees to purchase our common stock, thereby increasing the interest of employees in pursuing our long-term growth, profitability, and financial success. Presently, a total of 450,000 shares of common stock may be issued under the ESPP. As of October 25, 2000, an aggregate of 353,580 had been issued under the ESPP. The Board has determined that an increase is necessary to provide a sufficient number of shares to enable our company to continue to attract, retain, and motivate our employees by making additional shares available for purchase under the ESPP. Accordingly, the Board amended the ESPP to increase the number of shares of common stock that may be issued under the ESPP from 450,000 to 1,150,000 shares. The Board of Directors believes that it is in the best interests of our company to amend the ESPP. Accordingly, the Board of Directors recommends a vote "FOR" the proposal to amend the ESPP.

REASONS FOR AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that the approval of the proposed amendment to the ESPP is necessary to achieve the purposes of the ESPP and to promote the welfare of our company and our stockholders generally. The Board believes that the proposed amendment to the ESPP will aid our company in attracting and retaining officers and key employees and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of the officers and key employees with that of the stockholders.

RATIFICATION BY STOCKHOLDERS OF THE AMENDMENT TO THE ESPP

     Approval of the amendment to the ESPP will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the meeting. In the event that the amendment to the ESPP is not approved by the stockholders, the ESPP will remain in effect as previously adopted.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending June 30, 2001 and recommends that stockholders vote in favor of the ratification of this appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented by stockholders at our annual meeting of stockholders for the fiscal year ending June 30, 2001, to be included in the proxy statement and form of proxy relating to such meeting, must be received by us no later than July 13, 2001. Under the our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business must be received by us no later than: (i) 60 days prior to the annual meeting if such meeting is to be held on a day that is between November 1, 2001 and November 30, 2001; (ii) 90 days in advance of the annual meeting if the meeting is to be held on or after November 30, 2001; or

(iii) if the annual meeting is to be held on another date, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting.

     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2001, except in circumstances where (i) we receive notice of the proposed matter no later than September 26, 2001 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                 OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: November 8, 2000

                                                                     APPENDIX A
                                                   (Not Part of Proxy Statement)

                            RURAL/METRO CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                       (AS AMENDED THROUGH JUNE 30, 2000)

                                   ARTICLE I

                                    PURPOSE

     1.1 Name. This Stock Purchase Plan shall be known as the Rural/Metro Employee Stock Purchase Plan (the "Plan").

     1.2 Purpose. The Plan is intended to provide a method whereby employees of Rural/Metro Corporation, a Delaware corporation (the "Company"), and one or more of its Subsidiary Corporations will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company.

     1.3 Qualification. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                                   ARTICLE II

                                  DEFINITIONS

     2.1 Base Pay. "Base Pay" shall mean the estimated annual compensation of an Employee and (a) with respect to a salaried Employee, shall be based on such Employee's current annual salary and (b) with respect to a hourly Employee, shall be based on such Employee's RHE times such Employee's regular straight-time hourly rate. Shift premium, bonuses, "skill-based" pay, and other special payments, commissions (unless such commissions represent the primary source of compensation, as determined by the Committee) and other marketing incentive payments shall not be included in Base Pay. For purpose of the foregoing, "RHE" for a full time Employee shall mean the sum of (i) 2080 and
(ii) 1.5 times the estimated number of overtime hours to be worked annually and "RHE" for a part-time Employee shall mean 1040. If any Offering is a six month Offering, the Base Pay shall be divided by one-half.

     2.2 Committee. "Committee" shall mean the individuals described in Article XI.

     2.3 Employee. "Employee" shall mean any person who is customarily employed on a full-time or part-time basis by the Company and is regularly scheduled to work more than 20 hours per week.

     2.4 Participating Company. "Participating Company" shall mean the Company and such Subsidiary Corporations as may be designated from time to time by the Board of Directors of the Company.

     2.5 Stock. "Stock" shall mean the Common Stock of the Company, par value one cent ($.01).

     2.6 Subsidiary Corporation. "Subsidiary Corporation" shall mean any present or future corporation which would be a "subsidiary corporation" of the Company, as that term is defined in Code section 424.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

     3.1 Initial Eligibility. Any Employee who shall have completed 30 days of continuous employment with a Participating Company and is employed by a Participating Company on the date such Employee's participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan which commence on or after such 30 day employment period has concluded. Any Corporation which becomes a Subsidiary Corporation after the initial Offering Commencement Date shall become a Participating Company only upon the decision of the Board of Directors of the Company to designate such Subsidiary Corporation as a Participating Company and to extend the benefits of the Plan to its eligible Employees. For any Subsidiary Corporation which becomes a Participating Company in the Plan after July 1, 1994, a subsequent effective date shall be designated with respect to its participation by the eligible Employees of such Participating Company.

     3.2 Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by a Participating Company of any Employee's leave of absence, other than termination of such leave of absence on return to full time or part time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any option.

     3.3 Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

          (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

          (b) which permits such Employee's rights to purchase stock under all Employee stock purchase plans of the Company and all Participating Companies to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

     3.4 Commencement of Participation. An eligible Employee may become a participant by completing the enrollment forms prescribed by the Committee (including a purchase agreement and a payroll deduction authorization) and filing such forms with the designated office of the Company prior to the Offering Commencement Date for the next scheduled Offering (as such terms are defined below). Payroll deductions for a participant shall commence on the next scheduled Offering Commencement Date when such Employee's authorization for a payroll deduction becomes effective and shall continue in effect for the term of this Plan, except to the extent such payroll deduction is changed in accordance with this Section 3.4 or terminated in accordance with Article VIII. The participant may, at any time, increase or decrease the rate of the participant's payroll deduction by filing the appropriate form with the designated office of the Company. The new rate shall become effective as of the next applicable Offering Commencement Date.

                                   ARTICLE IV

                                   OFFERINGS

     4.1 Annual Offerings. The Plan will be implemented by up to 10 annual offerings of the Company's Common Stock (the "Offerings") beginning on the 1st day of July in each of the years 1994 through 2003, with each Offering terminating on June 30 of the following year, provided, however, that each annual Offering may, in the discretion of the Committee exercised prior to the commencement thereof, be divided into two six-month Offerings commencing respectively, on July 1 and January 1 and terminating six months thereafter. The total number of shares issuable under the Plan shall be 1,150,000. As used in the Plan, "Offering Commencement Date" means the January 1 or July 1, as the case may be, on which the particular Offering begins and "Offering Termination Date" means the June 30 or December 31 as the case may be, on which the particular Offering terminates. Any decision of the Committee to adjust the number of shares in an Offering must be made prior to the Offering Commencement Date of that Offering.

                                   ARTICLE V

                               PAYROLL DEDUCTIONS

     5.1 Percentage of Participation. At the time an Employee files authorization for payroll deduction and becomes a participant in the Plan, the Employee shall elect to have deductions made from the Employee's pay on each payday during the time the Employee is a participant in an Offering. Such deductions shall be an amount equal to the Employee's Participation Amount divided by the number of payroll periods occurring during the Offering. An Employee's "Participation Amount" shall equal the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10 percent (as elected by the Employee) times such Employee's Base Pay in effect at the Offering Commencement Date of such Offering; provided, however, that prior to any Offering Commencement Date, the Committee shall have the discretion to limit deductions to less than 10 percent (but no less than 5 percent) for any Offering.

     5.2 Calculation of Base Pay. An Employee's Base Pay of the date of an Offering and whether an Employee is "part-time" shall be determined in the discretion of the Company based on the provisions of this Plan. In calculating an Employee's normal weekly rate of pay under this Section 6.1, retroactive adjustments occurring during an Offering which are retroactive to the last day prior to the Commencement Date of that particular Offering shall be taken into account. In addition, if a participant's Base Pay includes commissions, then the Committee may set such Employee's Base Pay based upon averages and standards as determined in the discretion of the Committee.

     5.3 Participant's Account. All payroll deductions made for a participant shall be credited to such Employee's account under the Plan. A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.5.

     5.4 Changes in Payroll Deductions. A participant may discontinue participation in the Plan as provided in Article VIII, but no other change can be made during an Offering and, specifically, a participant may not alter the amount of such participant's payroll deductions for that Offering.

     5.5 Leave of Absence. If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in such participant's account pursuant to Section 8.1 hereof, or (b) to discontinue contributions to the Plan but remain a participant in the Plan, or remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Participating Company to such participant are insufficient to meet such participant's authorized Plan deductions.

                                   ARTICLE VI

                               GRANTING OF OPTION

     6.1 Number of Option Shares. On each Offering Commencement Date, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of the Stock of the Company equal to the Participation Amount (as defined in Section 5.1 hereof) divided by the Option Price of the stock of the Company on the applicable Offering Commencement Date, determined as provided in Section 6.2 hereof.

     6.2 Option Price. The Option Price of Stock purchased with payroll deductions made during each Offering for a participant therein shall be 85 percent of the closing price of the Stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market; provided, however, that for Offerings that commence on or after January 1, 1998, the Option Price shall be the lower of (a) 85 percent of the closing price of the Stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market; or (b) 85 percent of the closing price of the Stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ National Market.

                                  ARTICLE VII

                               EXERCISE OF OPTION

     7.1 Automatic Exercise. Unless a participant gives written notice to the Company as hereinafter provided, such participant's option for the purchase of stock granted under Section 6.1 hereof will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering for the purchase of the number of full shares of Stock which the accumulated payroll deductions in such Employee's account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted to the Employee pursuant to Section 6.1 hereof), and any excess in such Employee's account at that time will be returned to the participant.

     7.2 Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be, at the option of the Committee, either (a) returned (without interest) to any Employee promptly following the termination of an Offering, or (b) added to the Participation Amount and held for the purchase of Stock in connection with the next Offering; provided, however, that such amount (without interest) shall be refunded to any Employee who provides the Company with a written request for a refund prior to the use of such amount to purchase Stock at the end of the next Offering.

     7.3 Transferability of Option. During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

     7.4 Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the Stock purchased upon exercise of such Employee's option. All Stock delivered to each participant will contain a restriction stating that such Stock is restricted from being transferred for a period of one year from the date of issuance unless the Committee otherwise consents. It is not the intention of the Committee to consent to transfers except in extraordinary situations such as upon the death of a participant. The Committee may withhold its consent to any such transfer in its absolute and sole arbitrary discretion. Any transfer in violation of the legend placed on each such stock certificate shall be void ab initio. In no event, however, shall stock be forfeited for violation of the transfer restriction.

                                  ARTICLE VIII

                                   WITHDRAWAL

     8.1 In General. At any time prior to the last five days of an Offering period, a participant may withdraw payroll deductions credited to such participant's account under the Plan by giving written notice to the designated office of the Company, which withdrawal notice shall be in form and substance as decided by the Committee. All of the participant's payroll deductions credited to the participant's account will be paid to the participant promptly after receipt of such participant's notice of withdrawal, and no further payroll deductions will be made from the participant's pay during such Offering or during any subsequent Offering unless an Employee re-enrolls as provided in
Section 8.2 hereof. The Company may, at its option, treat any attempt by a participant to borrow on the security of such participant's accumulated payroll deductions as an election to withdraw such deductions.

     8.2 Effect on Subsequent Participation. A participant's withdrawal from any Offering will not have any effect upon such Employee's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company. In order to be eligible for a subsequent Offering, however, a participant who has withdrawn from an Offering must satisfy the requirements of Section 3.4 hereof prior to the Offering Commencement Date of the next succeeding Offering.

     8.3 Termination of Employment. Upon termination of the participant's employment for any reason, including retirement (but excluding death or permanent disablement while in the employ of the Company or continuation of a leave of absence for a period beyond 90 days), the payroll deductions credited to such Employee's account will be returned to the Employee, or, in the case of the Employee's death subsequent to the termination of such Employee's employment, to the person or persons entitled thereto under Section 12.1 hereof.

     8.4 Termination of Employment Due to Death. Upon termination of the participant's employment because of death or permanent disablement, the participant or participant's beneficiary (as defined in Section 12.1 hereof) shall have the right to elect, by written notice given to the designated office of the Company prior to the earlier of the Offering Termination Date or the expiration of a period of 60 days commencing with the termination of the participant's employment, either:

          (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, or

          (b) to exercise the participant's option on the next Offering Termination Date and purchase the number of full shares of stock which the accumulated payroll deductions in the participant's account at the date of the participant's cessation of employment will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

In the event that no such written notice of election shall be duly received by the designated office of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the participant's option.

     8.5 Leave of Absence. A participant on leave of absence shall, subject to the election made by such participant pursuant to Section 5.5 hereof, continue to be a participant in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more than 90 days and who therefore is not an Employee for the purpose of the Plan shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full time or part time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such participant's participation in the Plan shall terminate on whichever of such dates first occurs.

                                   ARTICLE IX

                                    INTEREST

     9.1 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant Employee including any interest paid on any and all money which is distributed to an Employee or such Employee's beneficiary pursuant to the provisions of Sections 8.1, 8.3, 8.4 and 10.1 hereof.

                                   ARTICLE X

                                     STOCK

     10.1 Maximum Shares. The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.4 hereof, shall be 450,000 shares. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as the Committee shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned to such participant as promptly as possible.

     10.2 Participant's Interest in Option Stock. The participant will have no interest in stock covered by such Employee's option until such option has been exercised.

     10.3 Registration of Stock. Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the designated office of the

Company prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, in the form and manner permitted by applicable law.

     10.4 Restrictions On Exercise. The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange or the NASDAQ National Market, and that either:

          (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

          (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is such Employee's intention to purchase the shares for investment and not for resale or distribution.

                                   ARTICLE XI

                                 ADMINISTRATION

     11.1 Appointment of Committee. The Board of Directors shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no fewer than two (2) members of the Board of Directors. Members of the Committee who are Employees shall be eligible to purchase stock under the Plan.

     11.2 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. The Committee may delegate its authority as it deems necessary.

     11.3 Rules Governing the Administration of the Committee. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any Stock and/or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the designated office of the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, the Company shall deliver such Stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the Stock or cash credited to the participant under the Plan.

     12.2 Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article VIII.

     12.3 Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

     12.4 Adjustment Upon Changes in Capitalization.

     (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split (whether or not effected in the form of a stock dividend), reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted.

     (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Company's Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.4 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

     12.5 Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of shares which may be issued under the Plan (except pursuant to Section 12.4 hereof); or (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase stock, adversely affect the rights of such Employee under such option.

     12.6 Effective Date. The original Plan was effective as of July 1, 1994 and was thereafter approved by the holders of the majority of the Common Stock present and represented at the annual meeting of the shareholders held on December 8, 1994.

     12.7 No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

     12.8 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     12.9 Governing Law. The law of the State of Arizona will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                                          RURAL/METRO CORPORATION,
                                          a Delaware corporation

                                          By: /s/ JACK E. BRUCKER
                                            ------------------------------------
                                          Its: Chief Executive Officer

Attest:

/s/ LOUIS G. JEKEL
--------------------------------------
Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            RURAL/METRO CORPORATION

                      2000 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of RURAL/METRO CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated November 8, 2000, and hereby appoints Jack E. Brucker and Louis G. Jekel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of the Company, to be held on December 13, 2000, at 10:00 a.m., local time, at the Company's headquarters at 8401 East Indian School Road, Scottsdale, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth.

1. ELECTION OF DIRECTORS:

  [ ] FOR the two nominees listed below, except as indicated listed
   below            [ ] WITHHOLD AUTHORITY to vote for the two nominees

  If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                        Henry G. Walker, Cor J. Clement
--------------------------------------------------------------------------------

2. PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE PURCHASED PURSUANT TO THE PLAN.

  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN

and upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

                (continued, and to be signed, on reverse side.)

                          (continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS; FOR THE PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                           A majority of such attorneys or
                                           substitutes as shall be present and
                                           shall act at said meeting or any
                                           adjournment or adjournments thereof
                                           (or if only one shall be present and
                                           act, then that one) shall have and
                                           may exercise all of the powers of
                                           said attorneys-in-fact hereunder

                       Date:                                              , 2000
                              ---------------------------------------------

                        --------------------------------------------------------
                                                         SIGNATURE

                        --------------------------------------------------------
                                                         SIGNATURE

                                           (This Proxy should be dated, signed
                                           by the stockholder(s) exactly as his
                                           or name appears hereon, and returned
                                           promptly in the enclosed envelope.
                                           Persons signing in a fiduciary
                                           capacity should so indicate. If
                                           shares are held by joint tenants or
                                           as community property, both
                                           stockholders should sign.)